Exhibit 99.2

CRANE CO.

Income Statement Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2011
Net Sales:
Aerospace & Electronics	$175,168	$161,936
Engineered Materials	58,159	61,832
Merchandising Systems	87,675	94,878
Fluid Handling	301,886	264,142
Controls	34,991	28,232

Total Net Sales	$657,879	$611,020

Operating Profit (Loss):
Aerospace & Electronics	$38,069	$34,042
Engineered Materials	8,409	10,143
Merchandising Systems	4,713	4,673
Fluid Handling	39,640	35,453
Controls	4,701	3,111
Corporate	(15,972)	(14,562)

Total Operating Profit	79,560	72,860

Interest Income	395	290
Interest Expense	(6,711)	(6,622)
Miscellaneous- Net	(347)	3,625 *

Income Before Income Taxes	72,897	70,153
Provision for Income Taxes	21,101	21,775

Net income before allocations to noncontrolling interests	51,796	48,378
Less: Noncontrolling interest in subsidiaries’ gains (losses)	134	(89)

Net income attributable to common shareholders	$51,662	$48,467

Share Data:
Earnings per Diluted Share	$0.88	$0.81

Average Diluted Shares Outstanding	58,880	59,552
Average Basic Shares Outstanding	57,889	58,330

Supplemental Data:
Cost of Sales	$437,471	$397,850
Selling, General & Administrative	140,848	140,310
Depreciation and Amortization **	14,674	15,774
Stock-Based Compensation Expense	4,007	3,503

*	Primarily related to the sale of a building and the divestiture of a small product line in the three months ended March 31, 2011.
**	Amount included within cost of sales and selling, general & administrative costs.

CRANE CO.

Condensed Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011

ASSETS
Current Assets
Cash and Cash Equivalents	$195,860	$245,089
Accounts Receivable, net	404,418	349,250
Current Insurance Receivable - Asbestos	16,345	16,345
Inventories, net	368,495	360,689
Other Current Assets	64,092	60,859

Total Current Assets	1,049,210	1,032,232

Property, Plant and Equipment, net	284,289	284,146
Long-Term Insurance Receivable - Asbestos	204,929	208,952
Other Assets	485,268	497,377
Goodwill	826,717	820,824

Total Assets	$2,850,413	$2,843,531

LIABILITIES AND EQUITY
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$794	$1,112
Accounts Payable	184,319	194,158
Current Asbestos Liability	100,943	100,943
Accrued Liabilities	187,006	226,717
Income Taxes	14,745	10,165

Total Current Liabilities	487,807	533,095

Long-Term Debt	398,958	398,914
Long-Term Deferred Tax Liability	42,664	41,668
Long-Term Asbestos Liability	770,443	792,701
Other Liabilities	254,685	255,097

Total Equity	895,856	822,056

Total Liabilities and Equity	$2,850,413	$2,843,531

CRANE CO.

Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2012	2011
Operating Activities:
Net income attributable to common shareholders	$51,662	$48,467
Noncontrolling interest in subsidiaries’ gains (losses)	134	(89)

Net income before allocations to noncontrolling interests	51,796	48,378
Gain on divestiture	—	(4,258)
Depreciation and amortization	14,674	15,774
Stock-based compensation expense	4,007	3,503
Defined benefit plans and postretirement expense	4,991	2,749
Deferred income taxes	8,544	6,893
Cash used for operating working capital	(103,503)	(67,250)
Defined benefit plans and postretirement contributions	(1,183)	(4,779)
Environmental payments, net of reimbursements	(2,579)	(4,593)
Other	(1,319)	142

Subtotal	(24,572)	(3,441)
Asbestos related payments, net of insurance recoveries	(18,235)	(12,725)

Total used for operating activities	(42,807)	(16,166)

Investing Activities:
Capital expenditures	(7,165)	(8,138)
Proceeds from disposition of capital assets	172	4,553
Proceeds from divestiture	—	1,000

Total used for investing activities	(6,993)	(2,585)

Financing Activities:
Dividends paid	(15,090)	(13,474)
Reacquisition of shares on open market	—	(29,999)
Stock options exercised - net of shares reacquired	8,426	12,552
Excess tax benefit from stock-based compensation	2,947	3,952
Change in short-term debt	(318)	(76)

Total used for financing activities	(4,035)	(27,045)

Effect of exchange rate on cash and cash equivalents	4,606	6,017

Decrease in cash and cash equivalents	(49,229)	(39,779)
Cash and cash equivalents at beginning of period	245,089	272,941

Cash and cash equivalents at end of period	$195,860	$233,162

CRANE CO.

Order Backlog

(in thousands)

	March 31,		December 31,		September 30,		June 30,	March 31,
	2012		2011		2011		2011	2011

Aerospace & Electronics	$437,822		$410,794		$409,284		$431,799	$454,559
Engineered Materials	11,129		11,110		9,879		13,087	13,826
Merchandising Systems	30,033		15,212		20,929		26,898	25,008
Fluid Handling	337,538	*	313,715	*	328,757	*	323,045	305,255
Controls	29,770		27,120		32,145		30,323	24,015

Total Backlog	$846,292		$777,951		$800,994		$825,152	$822,663

*	Includes Order Backlog of $7.5 million at March 31, 2012, $7.1 million at December 31, 2011 and $5.4 million at September 30, 2011 pertaining to the 2011 acquisition of WTA.

CRANE CO.
Non-GAAP Financial Measures
(in thousands)

	Three Months Ended
	March 31,
	2012	2011

CASH FLOW ITEMS
Cash Used for Operating Activities before Asbestos - Related Payments	$(24,572)	$(3,441)
Asbestos Related Payments, Net of Insurance Recoveries	(18,235)	(12,725)

Cash Used for Operating Activities	(42,807)	(16,166)
Less: Capital Expenditures	(7,165)	(8,138)

Free Cash Flow	$(49,972)	$(24,304)

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company’s performance.

In addition, Free Cash Flow provides supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principle payments on the Company’s long-term debt. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in the context of the definitions of the elements of such measures we provide and in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.